Exhibit 99.1

               Schnitzer Steel Reports Record Quarterly Earnings

    PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 6, 2005--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today reported net income of $42.9 million or $1.38 per diluted share on revenues of $199.0 million for its fiscal 2005 first quarter that ended November 30, 2004. In comparison, the Company reported net income of $12.2 million or $0.39 per diluted share on revenues of $128.4 million for the fiscal 2004 first quarter that ended November 30, 2003.
    "I am very pleased with Schnitzer Steel's excellent first quarter financial performance," said Robert W. Philip, Chairman and Chief Executive Officer. "Our net income exceeded our previous record high that was reported for the third quarter of fiscal 2004 and our operating income finished near the high end of our guidance given in our previous earnings release. The strong financial performance was again the result of good market conditions for all of our business segments; in particular we continued to experience excellent pricing for our products, which is directly a result of strong worldwide consumption of both recycled metal and finished steel products. What is especially pleasing is that the market fundamentals remain healthy, which should bode well for our businesses in the quarters to come."

    Metals Recycling Business

    The Metals Recycling Business' operating income amounted to $33.8 million in the first quarter of fiscal 2005 compared to $9.9 million earned in the first quarter of fiscal 2004. The improved operating margin was caused by strong worldwide demand for finished steel which resulted in growing consumption of recycled ferrous metal and higher selling prices. Selling prices for ferrous recycled metal averaged $236 per ton during the first quarter of fiscal 2005, which compares to $140 per ton reported in last year's first quarter and $199 per ton for the fourth quarter of fiscal 2004. Also, first quarter 2005 sales volume amounted to 471,000 tons, which was 15% above the first quarter of fiscal 2004 due to the timing of when export orders are received and ultimately shipped. Partially offsetting the higher average selling prices and increased sales volumes were increases in our cost of sales. During the quarter we saw the cost of unprocessed metal rise sharply over the amount paid in the 2004 first fiscal quarter. Also, first quarter 2005 ocean freight rates increased by 47% over the first quarter of fiscal 2004, which was due to the combination of strong Asian demand for dry bulk carriers and higher fuel costs.

    Joint Venture Businesses

    First quarter 2005 operating income from joint ventures amounted to $20.5 million, which compares to $5.9 million reported for last year's first quarter. The profit improvement was principally caused by higher average selling prices resulting from the same factors affecting the Company's wholly-owned Metals Recycling Business. Also contributing to the profit improvement was a 38% increase in the processing joint ventures' sales volumes. This volume growth was driven by the combination of the increased raw material intake and from the timing of when export orders are received and shipped. During last year's first fiscal quarter, sales volume from the processing joint ventures was adversely affected by delays in securing ocean charters, which did not occur during the Company's most recent fiscal quarter. The higher average selling prices and sales volumes were offset in part by significant increases in the amounts paid to procure unprocessed metal as well as increases in the cost of ocean charters.

    Auto Parts Business

    The Auto Parts Business reported operating income of $7.3 million for the first quarter of fiscal 2005, which represents a 25% increase over the prior year amount. The earnings growth was partially due to the addition of three new stores in Canada that were purchased in March 2004 as well as from higher wholesale revenues caused by increasing recycled metal prices. These improvements were offset in part by higher costs to procure inventory and increases in general and administrative expenses incurred to support the anticipated growth of the Auto Parts Business.
    On January 4, 2005, the Company announced that it signed a definitive agreement, subject to certain closing conditions, to acquire four stores in St. Louis and Kansas City, Missouri, Columbus, Ohio, and Virginia Beach, Virginia. The transaction is expected to close on January 10, 2005. The St. Louis, Kansas City and Columbus stores will increase the Company's existing midwest store base. The Virginia Beach store is expected to provide Pick-n-Pull with an eastern presence, giving it the ability to expand along the East Coast. The four new stores will be operated under the Pick-n-Pull name and will bring the total number of Pick-n-Pull stores to 30. The Company believes this acquisition will be accretive to earnings in fiscal 2005 and produce returns that exceed its cost of capital under the Economic Value Added (EVA(R)) model used by the Company.

    Steel Manufacturing Business

    The Steel Manufacturing Business reported an operating profit of $12.8 million in the first quarter of fiscal 2005, which compares to an operating loss of $0.1 million in the first quarter of fiscal 2004. The improved profitability was primarily caused by significant increases in steel consumption resulting in higher average selling prices. Selling prices averaged a record $534 per ton in the first quarter of fiscal 2005, representing a 72% and 5% increase over the first and fourth quarters of fiscal 2004, respectively. The higher selling prices were offset in part by lower sales volumes and higher raw material costs, including the cost of alloys and scrap metal.
    The consumption of finished steel was strong during the first quarter of fiscal 2005. However, the Steel Manufacturing Business' sales volumes were unusually low during the same period due to abnormally high inventory levels held by its customers who fabricate and distribute steel. Throughout fiscal 2004, demand and selling prices for finished steel grew rapidly. The rise in selling prices caused many fabricators and distributors to buy ahead of end user demand in anticipation of even higher prices. This buying pattern resulted in unusually high market inventory levels of finished steel. In anticipation of seasonal declines in consumption that occur in the late fall and winter months, many distributors and fabricators reduced their steel purchases to balance their inventories. Sales volumes of certain products were also adversely affected by rising levels of Japanese steel imports. As a result, first quarter fiscal 2005 sales volumes amounted to 126,000 tons, which compares to 163,000 tons shipped during the first quarter of fiscal 2004.

    Second Quarter 2005 Outlook

    Over the last three quarters, the Company saw recycled metal markets experience unusual levels of price volatility. However, consumption of recycled metal continued to remain strong. Based upon the Company's wholly-owned Metals Recycling Businesses' current order backlog, contracted average selling prices that are expected to be shipped in the second quarter of fiscal 2005 approximate price levels reported in the first quarter of fiscal 2005 and remain well ahead of the averages realized during the second quarter of fiscal 2004. The Metals Recycling Business' second quarter 2005 ferrous sales volume is anticipated to be in the 430,000 to 475,000 ton range. Ocean freight rates remain high from an historical context and are expected to approximate first quarter 2005 levels. The cost of unprocessed ferrous metal remains very competitive and is anticipated to generally follow the trend of selling prices.
    The joint venture processors in the metals recycling business are expected to experience similar market trends as the Company's wholly owned Metals Recycling Business; however, their financial results may vary depending on geographical locations, competition and other factors.
    The Auto Parts Business generally experiences its weakest period for retail sales in the second quarter of the fiscal year due to cold and wet weather conditions slowing demand. The Auto Parts Business has experienced increasing costs to procure inventory due to rising ferrous metal prices. This trend is expected to continue into the second quarter of fiscal 2005 and may impact margins.
    During the second fiscal quarter of each year, demand for finished steel declines due to the seasonal nature of the construction industry. It is also expected that fabricators and distributors will continue to reduce inventory levels and purchases of finished steel. Importers of finished steel are anticipated to continue to aggressively compete for certain product categories. Also, as planned, in December 2004 the Company's steel mill temporarily shut down its melt shop to replace its electric arc furnace. The furnace replacement, completed in late December, reduced the production of billets and caused production costs to rise. Raw material costs, including the costs of alloys, are expected to increase modestly relative to the first quarter of 2005.
    The Company's effective second quarter tax rate is expected to approximate 35%.
    The Company estimates its second quarter 2005 operating income to be in the $50 million to $56 million range. This amount compares to operating income of $24.2 million reported for the second quarter of fiscal 2004.

    First Quarter 2005 Conference Call

    In conjunction with this release, Schnitzer Steel invites you to listen to its conference call that will be broadcast over the Internet today, January 6, 2005, at 11:30 a.m. EST with Robert W. Philip, Chairman and Chief Executive Officer, and Barry A. Rosen, Vice President -- Finance and Chief Financial Officer. The call is being webcast by CCBN and can be accessed on Schnitzer Steel's web site at www.schnitzersteel.com.

    Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a leading self-service used auto parts retailer with 26 locations in the U.S. and Canada, and manufacturer of finished steel products. The Company, with its joint venture partners, processes approximately 5.2 million tons of recycled ferrous metals per year as well as brokers nearly 3.0 million tons through various brokerage arrangements. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.
    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new law and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; the unpredictability of joint venture operating results and the possible changes in relationships with joint venture partners; the inability to complete expected large scrap export shipments in the current quarter; consequences of the pending investigation by the Company's audit committee into Far East payment practices; business integration issues relating to acquisitions of businesses; and business disruptions resulting from installation or replacement of major capital assets, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.
    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com. EVA(R) is a registered trademark of Stern Stewart & Company.



                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                              (Unaudited)


                                         For the Three Months Ended
                                                 November 30,
                                         ---------------------------
                                              2004           2003
                                         ------------- -------------

REVENUES:

Metals Recycling Business:
  Ferrous sales                              $126,832      $ 65,894
  Nonferrous sales                             15,654        12,409
  Other sales                                   2,046         1,299
                                         ------------- -------------
    Total Metals Recycling Revenue            144,532        79,602

Auto Parts Business                            23,386        17,660
Steel Manufacturing Business                   70,022        53,219
Intercompany sales eliminations               (38,979)      (22,105)
                                         ------------- -------------
    Total Revenue                            $198,961      $128,376
                                         ============= =============


OPERATING INCOME (LOSS):

Metals Recycling Business                    $ 33,788      $  9,923
Joint ventures                                 20,464         5,937
Auto Parts Business                             7,346         5,889
Steel Manufacturing Business                   12,760          (142)
Corporate expense                              (3,591)       (2,646)
Intercompany eliminations                      (3,163)         (856)
                                         ------------- -------------
    Total Operating Income                   $ 67,604      $ 18,105
                                         ============= =============



NET INCOME                                   $ 42,936      $ 12,177
                                         ============= =============

BASIC EARNINGS PER SHARE                     $   1.41      $   0.41
                                         ============= =============

DILUTED EARNINGS PER SHARE                   $   1.38      $   0.39
                                         ============= =============

SHARE INFORMATION (THOUSANDS):
   Basic shares outstanding                    30,350        29,582
                                         ============= =============

   Diluted shares outstanding                  31,143        30,947
                                         ============= =============


                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)


                                         For the Three Months Ended
                                                 November 30,
                                         ---------------------------
                                              2004           2003
                                         ------------- -------------
                                                 (Unaudited)

 Revenues                                    $198,961      $128,376
                                         ------------- -------------

 Operating expenses:
   Cost of goods sold                         139,455       106,698
   Selling                                      1,282         1,278
   General and administrative                  11,084         8,232
                                         ------------- -------------

 Income from wholly-owned operations           47,140        12,168

 Operating income from joint ventures          20,464         5,937
                                         ------------- -------------

 Operating income                              67,604        18,105

 Other income (expense):
   Interest expense                              (284)         (440)
   Other income (expense), net                   (446)          204
                                         ------------- -------------
                                                 (730)         (236)
                                         ------------- -------------

 Income before income taxes and minority
  interests                                    66,874        17,869

 Income tax provision                         (23,272)       (5,182)
                                         ------------- -------------
 Income before minority interests              43,602        12,687

 Minority interests, net of income taxes         (666)         (510)
                                         ------------- -------------

 Net income                                  $ 42,936      $ 12,177
                                         ============= =============


 Basic earnings per share                    $   1.41      $   0.41
                                         ============= =============

 Diluted earnings per share                  $   1.38      $   0.39
                                         ============= =============


                   Schnitzer Steel Industries, Inc.
                     Selected Operating Statistics
                              (Unaudited)


                                      Q1 FY05     Q1 FY04    Q2 FY04
                                     ----------  ---------- ----------

Metals Recycling Business
  Ferrous Recycled Metal Sales Prices
   ($/LT)
    Domestic                        $      221  $      135 $      168
    Export                          $      245  $      144 $      154
    Average                         $      236  $      140 $      158

  Ferrous Sales Volume (LT)
    Domestic Processed (a)             133,687      99,781    105,371
    Domestic Brokered (a)               42,276      73,366     40,658
    Export                             294,900     235,481    355,304
                                     ----------  ---------- ----------
      Total (a)                        470,863     408,628    501,333
                                     ==========  ========== ==========

  (a) Includes sales to the Steel
      Manufacturing Business           159,463     157,989    131,837
                                     ==========  ========== ==========


Steel Manufacturing Business
  Sales Prices ($/NT)
    Average                         $      534  $      310 $      351

  Sales Volume (NT)
    Rebar                               55,956      91,204     89,699
    Coiled Products                     56,679      55,171     54,111
    Merchant Bar and Other              13,703      16,219     18,499
                                     ----------  ---------- ----------
      Total                            126,338     162,594    162,309
                                     ==========  ========== ==========

Joint Ventures Ferrous Recycled
 Metal Sales Volume
  Processed (LT)                       929,667     674,622    827,787
  Brokered (LT)                        664,687     677,395    623,077
                                     ----------  ---------- ----------
                                     1,594,354   1,352,017  1,450,864
                                     ==========  ========== ==========


                                       Q3 FY04    Q4 FY04     FY04
                                     ----------  ---------- ----------

Metals Recycling Business
  Ferrous Recycled Metal Sales Prices
   ($/LT)
    Domestic                        $      228  $      186 $      184
    Export                          $      243  $      208 $      187
    Average                         $      237  $      199 $      184

  Ferrous Sales Volume (LT)
    Domestic Processed (a)             112,310     142,198    459,660
    Domestic Brokered (a)               52,627      49,333    215,984
    Export                             280,493     298,484  1,169,762
                                     ----------  ---------- ----------
      Total (a)                        445,430     490,015  1,845,406
                                     ==========  ========== ==========

  (a) Includes sales to the Steel
      Manufacturing Business           158,314     169,459    617,599
                                     ==========  ========== ==========


Steel Manufacturing Business
  Sales Prices ($/NT)
    Average                         $      448  $      511 $      404

  Sales Volume (NT)
    Rebar                               71,069      88,462    340,434
    Coiled Products                     66,250      57,826    233,358
    Merchant Bar and Other              17,510      16,039     68,267
                                     ----------  ---------- ----------
      Total                            154,829     162,327    642,059
                                     ==========  ========== ==========

Joint Ventures Ferrous Recycled Metal
 Sales Volume
  Processed (LT)                     1,086,024     993,326  3,581,759
  Brokered (LT)                        620,640     754,981  2,676,093
                                     ----------  ---------- ----------
                                     1,706,664   1,748,307  6,257,852
                                     ==========  ========== ==========


    Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.



    CONTACT: Schnitzer Steel Industries, Inc., Portland
             Financial Contact: Barry Rosen, 503-323-2720
             Press Contact: Tom Zelenka, 503-323-2821 www.schnitzersteel.com